                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS


                                 BY AND BETWEEN

                       AOKI CONSTRUCTION (CA) CO., LTD.,
                            A CALIFORNIA CORPORATION

                                   AS SELLER


                                      AND

                      IRVINE APARTMENT COMMUNITIES, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                    AS BUYER

                               TABLE OF CONTENTS

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                                                                                                                            Page
1.     Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

3.     Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

4.     Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

5.     Closing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

6.     Prorations and Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

7.     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

8.     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

9.     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

10.    Seller's Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

11.    Buyer's Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

12.    Right to Enter Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

13.    Loss by Fire, Other Casualty or Condemnation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

14.    Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

15.    Assignment of Leases, Contracts, Warranties, Permits, Plans . . . . .  . . . . . . . . . . . . . . . . . . . . . . .  32

16.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

17.    Broker's Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

18.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

19.    Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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
                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS



         THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("AGREEMENT"), dated for reference purposes only April 18, 1997, is entered into by and between AOKI CONSTRUCTION (CA) CO., LTD., a California corporation ("SELLER") and IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership ("BUYER").

                                R E C I T A L S

A. Prior to April 7, 1997, Seller was a 99.5% general partner and Aoki Pacific Corporation ("APC") was a 0.5% general partner in Renaissance Villas Associates, a California general partnership ("RVA"). Immediately prior to that date, both legal title to, and beneficial ownership of, the Property (as defined below) was in RVA. On April 7, 1997, APC assigned its interest in RVA to Seller, thus making Seller the sole remaining partner in RVA and causing a dissolution (but not the termination) of RVA. At the same time, Seller, APC and RVA entered into an Agreement for Dissolution, Distribution and Winding-up of Renaissance Villas Associates (the "DISSOLUTION AGREEMENT"). Pursuant to the Dissolution Agreement, Seller was appointed the "Liquidating Trustee", and as such, agreed to distribute all RVA property either to Seller or at Seller's direction. As a result of these transactions, Seller became the sole beneficial owner of the Property; however, no deed has been delivered to Seller, pending approval by the five lenders with a security interest in the Property, and RVA therefore remains the legal and record owner of the Property. Seller agrees that it will cause the fee interest in the Property to be conveyed to Buyer upon the Close of Escrow.

B. The land which is the subject of this Agreement is that certain real property located in the City of San Diego ("CITY"), County of San Diego ("COUNTY"), State of California, commonly known as "The Villas of Renaissance" and as more particularly described in Exhibit A attached hereto (the "LAND").

C. The Land is improved with certain buildings and other improvements (the "IMPROVEMENTS") as to which Seller holds beneficial ownership and which comprise an apartment project containing 923 units.



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D.       The term "PROPERTY" as used herein includes all of Seller's and/or
         RVA's rights, title and interest in and to the following: (i) the Land, together with all rights, privileges (to the extent transferrable by Seller and/or RVA), easements, rights of way, mineral and water rights and other appurtenances to the Land held by Seller and/or RVA; (ii) all Improvements located on the Land and all fixtures of a permanent nature currently affixed to the Land or the Improvements; (iii) all of Seller's and/or RVA's right, title and interest as lessor in all Leases (as hereinafter defined), including, without limitation, any lease, occupancy agreement or other contract affecting any unit considered to be a "corporate rental unit"; (iv) all of Seller's and/or RVA's rights to all outstanding Contracts, Warranties, Permits, Plans and Reports and Claims (each as hereinafter defined) pertaining to the Land or the Improvements; (v) all of Seller's and/or RVA's right, title and interest in and to the name "Villas of Renaissance" and all other intangible property used or intended to be used in connection with the Property, including, without limitation, trademarks and tradenames; (vi) all crops, bushes, trees and other flora now or at the Close of Escrow (as hereinafter defined) affixed to or on the Land or the Improvements; and (vii) all personal property owned (or to the extent of Seller's and/or RVA's interest therein, leased) by Seller and/or RVA and used or intended to be used in connection with the operation of the Land or the Improvements, as such personal property is described on Exhibit B attached hereto (the "PERSONAL PROPERTY"). It is the intent of Seller and Buyer that the Personal Property include, without limitation, all of Seller's and/or RVA's right, title and interest in all recreation equipment, pool and spa furniture and equipment, equipment and furnishings in any rental units, on-site leasing facility, clubhouse and fitness center, all air conditioners, refrigerators, dishwashers, ovens/ranges, microwaves and washer/dryer units located in the rental units, and any equipment or operating system (or lease of equipment or operating system) for cable television, telephone, security or similar service provided to the Property.

E. Seller, APC and RVA intend that, prior to the Close of Escrow, RVA will transfer all of its right, title, and interest in and to the Property to Seller. Nevertheless, the references to RVA have been included in Recital D to ensure that to the extent any such right, title or interest is not transferred to Seller by RVA, Seller will cause it to be transferred by RVA to Buyer at the Close of Escrow.

F. Buyer and RVA have previously entered into that certain letter of intent dated April 1, 1997 relating to the acquisition of the Property by Buyer (the "LETTER OF INTENT"). Seller has opened Escrow No. 7338099-48 with Chicago Title Company for





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         the purpose of consummating the transaction described in this
         Agreement, and Buyer has deposited the sum of One Million Seven Hundred Seventy-Eight and 34/100 Dollars ($1,000,778.34) in such escrow as further described in Section 2(a) of this Agreement.


                                   AGREEMENT

         NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.       AGREEMENT TO PURCHASE AND SELL.

         Seller hereby agrees to sell, convey and assign all of Seller's and/or RVA's right, title and interest in and to the Property to Buyer, and Buyer agrees to buy and accept all of Seller's and/or RVA's right, title and interest in and to the Property from Seller, under the terms and conditions and for the purchase price hereinafter set forth.

2.       PURCHASE PRICE.

         The Purchase Price to be paid for the Property by Buyer at the Close of Escrow ("PURCHASE PRICE") is One Hundred Twenty-Seven Million Dollars ($127,000,000) and shall be paid in the following increments at the following times:

         (a) Prior to the execution of this Agreement, Buyer deposited funds in the amount of One Million Seven Hundred Seventy-Eight and 34/100 Dollars ($1,000,778.34) into Escrow;

         (b) Cash or other form of funds as immediately available as cash ("IMMEDIATELY AVAILABLE FUNDS") in the amount of Four Million Dollars ($4,000,000) will be delivered to Escrow Holder and deposited into Escrow by Buyer on the first business day following the Due Diligence Termination Date (as defined in
                 Section 3(b)(v)); and

         (c) The balance of the Purchase Price as well as all sums necessary to pay Buyer's costs, expenses and prorations in connection with this transaction shall be deposited by Buyer into Escrow in Immediately Available Funds at the Close of Escrow.

         So much of the cash sums as have been actually deposited into Escrow pursuant to Sections 2(a) and 2(b) above, together with all interest earned thereon, shall sometimes collectively be referred





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
to herein as the "DEPOSIT." In the event this Agreement is terminated as a result of Buyer's timely disapproval of any of the contingencies set forth in
Section 3 below or for any reason other than a Liquidated Damages Event (as hereinafter defined), the Deposit shall be released by Escrow Holder to Buyer upon demand by Buyer. Concurrently with the second deposit by Buyer pursuant to Section 2(b) above, the entire Deposit shall be released from Escrow to Seller. In the event that the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be applied against the Purchase Price at the Close of Escrow. In the event that the purchase and sale of the Property is not consummated because of a Liquidated Damages Event, the Deposit shall be non-refundable to Buyer and shall constitute the liquidated damages of Seller pursuant to Section 14 below. In the event that the purchase and sale of the Property is not consummated for any reason other than a Liquidated Damages Event, the Deposit shall be immediately released to Buyer by Escrow Holder or returned to Buyer by Seller, as applicable. For purposes of this Agreement, a "LIQUIDATED DAMAGES EVENT" shall be deemed to occur if each of the following three conditions is satisfied: (i) the Seller is in material compliance with all of its obligations under this Agreement and all representations of Seller hereunder are true and correct in all material respects; (ii) Buyer is in default under this Agreement; and (iii) the purchase and sale of the Property is not consummated because of Buyer's default. All deposits made by Buyer into Escrow pursuant to this Section 2 or Section 4 below shall, prior to release from Escrow, be placed in a federally insured interest-bearing account by Escrow Holder upon terms acceptable to Buyer to be held by Escrow Holder in trust for the benefit of Buyer.

3.       CONTINGENCIES.

         Buyer's obligation to purchase the Property and the remainder of Buyer's obligations under this Agreement shall be subject to (1) Seller's and Escrow Holder's receipt, on or before 5:00 p.m., Pacific Time, on April 25, 1997 of written notice (which notice may be in the form of a facsimile) from Buyer that the Board of Directors of Irvine Apartment Communities, Inc. has approved the terms and conditions of this Agreement, and (2) Buyer's approval of the following contingencies within the time periods indicated below.

         (a)     TITLE AND SURVEY.

                 (i) Within five (5) business days after the Opening of Escrow, Buyer shall have received from Chicago Title Company (the "TITLE COMPANY") an extended coverage preliminary title report or commitment on the Property, dated no earlier than seven (7) days prior to the Opening of Escrow (the "PTR"),





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                          together with legible copies of all documents
                          ("EXCEPTION DOCUMENTS") relating to the title exceptions referred to in the PTR.

                 (ii) Within ten (10) business days after the Opening of Escrow, Seller shall cause to be delivered to Buyer and to Title Company, at Seller's sole cost and expense, an ALTA survey of the Property sufficient to enable the Title Company to issue an ALTA owner's policy of title insurance (the "SURVEY"), together with a certificate as to whether the Property lies within (A) a flood zone as determined by the U.S. Department of Housing and Urban Development, or (B) an "Earthquake Special Studies Zone" as designated under the "Alquist-Priolo Special Studies Zone Act," Sections 2621-2630, inclusive, of the California Public Resources Code.

                 (iii) Within ten (10) business days after the later of (A) Opening of Escrow, or (B) the day Buyer receives the PTR and the Exception Documents, Buyer shall notify Seller in writing of any disapproved title exceptions (the "DISAPPROVED PTR MATTERS"); provided, however, that the time period set forth in this sentence shall not apply to any title exception which cannot be fully analyzed by Buyer without the Survey. Within ten (10) business days after Buyer receives the Survey, Buyer shall notify Seller in writing of any disapproved Survey matters (the "DISAPPROVED SURVEY MATTERS") and of any additional Disapproved PTR Matters which Buyer disapproves based on information contained in the Survey. The Disapproved PTR Matters and the Disapproved Survey Matters are hereinafter collectively referred to as the "DISAPPROVED MATTERS." Any lien or other encumbrance against the Land or Improvements which secures a claim for the payment of money (other than a lien for taxes and assessments not due and payable as of the Close of Escrow) shall be deemed to be a Disapproved PTR Matter and shall, in no event, be deemed to be a Permitted Exception (as hereinafter defined). All title exceptions set forth in the PTR other than the Disapproved PTR Matters, together with all survey matters set forth in the Survey other than the Disapproved Survey Matters, shall collectively constitute the "PERMITTED EXCEPTIONS." On or before the Close of Escrow, Seller shall remove, or cause to be removed, all claims, liens or encumbrances against the Land or Improvements which





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                          secure a claim for the payment of money, other than
                          liens for real property taxes and assessments which are not, as of the Close of Escrow, due and payable. In addition, Seller shall use its best efforts (but shall not be required to expend more than de minimis sums) to remove, or cause to be removed, all Disapproved Matters not involving a claim for the payment of money; provided, however, in the alternative, Seller, at its sole cost and expense, may elect to obtain title insurance in a form satisfactory to Buyer and its counsel insuring against the effect of such Disapproved Matters (and any Disapproved Matter which is so insured against also shall be deemed to be a "Permitted Exception"). Within five (5) business days after Buyer notifies Seller of any Disapproved Matters, Seller shall notify Buyer in writing of the Disapproved Matters (other than a claim for the payment of money which Seller shall be obligated to remove) which Seller is willing and able to cause to be removed or satisfactorily insured against (Seller's failure to give such notice as to any Disapproved Matter shall be deemed to mean Seller will not cause such Disapproved Matter to be removed or insured against to the satisfaction of Buyer and its counsel). If Seller fails to give such notice with respect to any Disapproved Matter, Buyer shall, within two (2) business days after the expiration of the five (5) business day period referred to in the preceding sentence, elect, by giving written notice to Seller and Escrow Holder, (x) to terminate this Agreement, or (y) to waive its disapproval of any such Disapproved Matters (and such Disapproved Matters shall then be deemed to be Permitted Exceptions). Buyer's failure to give such notice shall be deemed an election to terminate this Agreement.

                 (iv) If the Title Company, prior to Close of Escrow, discloses to Buyer or Seller a new exception, or materially amends any exception previously approved by Buyer, or materially amends the terms under which the Title Company is willing to issue its policy of title insurance, or if the Survey is materially amended, then Buyer shall have five (5) business days from its receipt of notice of such disclosure or amendment, together with legible copies of all documents mentioned in such disclosure or amendment, to disapprove the same by written notice to Seller. Such disapproved disclosure or amendment shall be treated as a Disapproved Matter pursuant to Subsection (iii)





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                          above and the Close of Escrow shall be extended for
                          such period as is necessary to accommodate the resolution of such Disapproved Matter in accordance with Subsection (iii).

                 (v) On or before the Close of Escrow, the Title Company shall have given Buyer written notice, in form and substance satisfactory to Buyer, that it is irrevocably committed to issue the Title Policy upon the recordation of the Grant Deed.

         (b) BUYER'S DUE DILIGENCE. On or before the Due Diligence Termination Date (as defined in Section 3(b)(vi)), Buyer shall have completed its due diligence investigation of the Property at its sole cost and expense and shall have approved or disapproved such matters as Buyer deems appropriate with respect to the Property, including without limitation the following:

                 (i)      An environmental audit of the Property;

                 (ii)     A soils report regarding the Property;

                 (iii) A Uniform Commercial Code search with respect to Seller and the Property;

                 (iv) The physical condition of the Improvements, including without limitation, structural and mechanical elements, the roof and the heating, ventilation and air conditioning systems; and

                 (v) All information material to the use and value of the Property which Seller and/or RVA possesses, including, without limitation, all of the following documents, all such information to be delivered by Seller as set forth below:

                          (A) The current standard lease form and all leases, licenses, concessionaire agreements and any other agreement for use or occupancy of the Property or any portion thereof and any other agreements which are in effect thereto, together with all exhibits and riders attached thereto any and all amendments, modifications, or supplements thereto (the "LEASES");

                          (B) A rent schedule (the "RENT SCHEDULE") in the form of Exhibit C attached hereto prepared and certified as true and correct by Seller, and a summary setting forth identification of those Leases which cover units considered to be





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
                                  "corporate rental units" (the "CORPORATE
                                  LEASES"), any rent concessions or other
                                  benefits given to any tenant, options to purchase all or any part of the Property, any uncured delinquencies and defaults by tenant under the Leases and the nature and amounts thereof, and any notices of bankruptcy, insolvency or other impairment of credit received by Seller or R&B Realty Group in respect of tenants under Leases;

                          (C) Financial statements of the operation of the Property for the 1994, 1995 and 1996 calendar years, showing in reasonable detail all income and expenses of the Property for each of the aforementioned periods, audited by a certified public accountant, and a year-to-date financial statement of the operation of the Property certified by Seller as true and correct in all material respects, showing in reasonable detail the year-to-date income and expenses of the Property;

                          (D) All plans, specifications, renderings, soils, engineering, environmental or architectural notices, studies, reports or plans, construction contracts and all other reports concerning the Property which Seller and/or RVA may possess or control which relate to the physical condition or operation of the Property or recommended improvements thereto, without regard as to the party for whom such material or contracts were prepared (collectively, the "PLANS AND REPORTS");

                          (E) All licenses, permits, authorizations, approvals, certificates and entitlements (collectively, the "PERMITS") related to the Property and/or the use thereof, including without limitation, a certificate of occupancy (or equivalent certificate) authorizing the current use of the Property;

                          (F) All guarantees and warranties made to or inuring to the benefit of Seller and/or RVA regarding the Property or its operation ("WARRANTIES");

                          (G) All contracts relating to the Property and/or the use thereof together with any and all amendments, modifications or supplements





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
                                  thereto including, but not limited to, all outstanding employment, brokerage, scavenger, management, leasing, cable television, security or telephone service, maintenance, repair, service, pest control, supply and similar contracts (including, without limitation, janitorial, elevator, refuse removal, landscaping and equipment rental agreements), relating to or affecting the Property, all contracts for repair or capital replacement to be performed for or on the Property, or covering such work performed since the Improvements were completed with respect to which the contract price was in excess of Ten Thousand Dollars ($10,000) (collectively the "CONTRACTS");

                          (H) The most recent tax, utility, water, sewage and insurance bills for the Property including, but not limited to, bills for real estate taxes and personal property taxes, if any, and all notices received by Seller and/or RVA within the two (2) years immediately preceding the date hereof and pertaining to real estate taxes or assessments applicable to the Property. Seller shall promptly deliver to Buyer a copy of any such bills or notices received by Seller and/or RVA after the date hereof (even if received by Seller and/or RVA after the Close of Escrow);

                          (I) A statement identifying, by policy type, the insurance coverage relating to the Property (the "EXISTING INSURANCE POLICIES") and the amount of the corresponding premiums, together with copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Seller and/or RVA;

                          (J)     All payroll records and all union,
                                  employment, compensation and other similar contracts and agreements, including, without limitation, all riders, exhibits, amendments and supplements thereto (the "LABOR AGREEMENTS");

                          (K) All insurance claims and litigation documents relating to the Property with respect to each insurance claim and/or litigation matter disclosed to Buyer pursuant to Subsections 9(l) and (m) below. For purposes of this





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
                                  Subsection (K), the term "litigation
                                  documents" shall mean all complaints,
                                  cross-complaints and settlement agreements, and such other non-privileged documents as Buyer may specifically and reasonably request;

                          (L) A list of all fixtures, personal property and equipment used, leased or owned by Seller and/or RVA in connection with the Property or the operation thereof and not otherwise described on Exhibit B attached hereto, together with a copy of all leases relating to such property and to the property described on Exhibit B;

                          (M) A report from a qualified, independent extermination firm stating that the Property is free from infestation by rodents, termites, or other insects or animals or, if the Property is not free from infestation, setting forth the corrective work required and/or recommended to be performed in connection with such infestation.

                          (N) Copies of all notices, citations and other papers from any federal, state or local government authority or agency, or from any insurer or underwriter's fire, safety, environmental, health or other laws, ordinances, rules, regulations or requirements or of rules or requirements for insurance coverage, in respect of the Property, its operations, leasing, maintenance, use and management, whether or not heretofore corrected or otherwise resolved;

                          (O) Copies of all covenants, conditions and restrictions affecting the Property, the articles, by-laws and rules and regulations of any master owners association affecting the Property, the financial statements of such master association for the last five years and a current budget for such association.

                 (vi) On or before the Due Diligence Date (as hereinafter defined), Seller shall make available to Buyer, at a central location acceptable to Buyer, for Buyer's inspection, copying and removal, a legible copy of all of the foregoing information and documents. For purposes of this Agreement, the "DUE DILIGENCE DATE" shall be the date which is ten (10) business





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
                          days following the Opening of Escrow; provided, however, that Seller may elect to cause the Due Diligence Date to occur earlier by (A) making available to Buyer a legible copy of all of the foregoing information and documents, and (B) giving written notice to Buyer of the date on which all of the foregoing information and documents were made available. In such event, the Due Diligence Date shall be the date specified in Seller's notice. For purposes of this Agreement, the "DUE DILIGENCE TERMINATION DATE" shall be the date which is thirty
                          (30) days following the Due Diligence Date; provided, however, that if Buyer needs additional time to obtain or review third party studies, reports or inspection results, Buyer may, by giving written notice to Seller, extend the Due Diligence Termination Date for a period of up to ten (10) additional days. Furthermore, the Due Diligence Termination Date shall be automatically extended to the extent necessary to accommodate the title and survey review periods set forth in Section 3(a).

         (c) EVIDENCE OF TRANSFER TO SELLER. At least five (5) business days prior to the Due Diligence Termination Date, Seller shall provide to Buyer evidence reasonably satisfactory to Buyer that all of RVA's right, title and interest in and to the Property has been (or concurrently with the Close of Escrow will be) transferred to Seller. It is currently anticipated by Buyer and Seller that this contingency will be satisfied by
                 (i) the delivery by Seller to Buyer of a bill of sale, assignment of leases, and assignment of contracts substantially in the form of Exhibits F, G and H attached hereto, respectively, executed by RVA in favor of Seller, and
                 (ii) the delivery by the Title Company to Buyer of a commitment to issue the Title Policy upon the recordation of the Grant Deed.

         (d) DOCUMENTS TO BE PROVIDED BY ESCROW HOLDER. At least two (2) business days prior to the scheduled Close of Escrow, but no more than seven (7) business days prior to the scheduled Close of Escrow, Escrow Holder shall prepare and deliver to Buyer and Seller a proforma closing statement (the "CLOSING STATEMENT") relating to the consummation of the transaction contemplated by this Agreement, which statement shall include, without limitation, calculations of estimated prorations pursuant to Section 6 below. Buyer's written approval of the Closing Statement shall be a condition precedent to the Close of Escrow for the benefit of Buyer. Seller's written approval of the Closing Statement shall be a condition precedent to the Close of Escrow for the benefit of Seller.

         (e) REPRESENTATIONS AND WARRANTIES. As of the Close of Escrow, all of Seller's representations and warranties set forth herein shall be true and correct as if made on the date thereof and Seller shall not otherwise be in breach of any of its obligations hereunder.

         (f)     CONDITIONS PRECEDENT.  The contingencies set forth in this
                 Section 3 are for the sole benefit of Buyer. The satisfaction of all contingencies set forth herein is a condition precedent to the Close of Escrow and to the performance of Buyer's obligation to purchase the Property. Buyer may approve or disapprove any or all of the documents, materials, items and matters identified in this Section 3 in its sole but reasonable discretion. If Buyer disapproves any of such documents, materials, items or matters, it shall deliver written notice of such disapproval to Seller and Escrow Holder within the time periods specified herein. The failure by Buyer to approve in writing any of the documents, materials, items or matters referred to in this Section 3, within the time periods provided herein, shall be deemed a disapproval by Buyer of such documents, materials, items or matters as to which such notice of approval has not been given. In the event of such disapproval or deemed disapproval, upon the delivery of a written notice from Buyer, the Escrow shall terminate and Escrow Holder shall immediately remit to Buyer the Deposit and any other sums deposited in Escrow by Buyer, less fifty percent (50%) of the escrow fees and cost of the PTR. Upon the approval and/or the waiver of all of the foregoing contingencies by Buyer, and concurrently with the second deposit by Buyer pursuant to Section 2(b) above, the Deposit shall be released from Escrow to Seller. Thereafter, the Deposit shall be applied to the Purchase Price (if the Close of Escrow occurs), retained by Seller as Seller's liquidated damages pursuant to Section 14 hereof (if the Close of Escrow does not occur due to a Liquidated Damages Event), or returned to Buyer by Seller (if the Close of Escrow does not occur for any reason other than a Liquidated Damages Event). Nothing in the foregoing shall require Buyer to deposit into Escrow any additional sums, documents or deposits if it has disapproved any of the contingencies in its favor set forth in this Section 3 until such disapproved contingency has been waived or satisfied or otherwise approved by Buyer.

         (g) SELLER'S RIGHT TO STUDIES. If the Close of Escrow fails to occur for any reason other than the breach of this Agreement by Seller, Seller shall have the option to acquire from Buyer any and all studies, audits, reports, investigations, test results and information obtained by Buyer with respect to the Property (or any part thereof)

                 (collectively, the "STUDIES") by paying to Buyer an amount equal to the actual costs and expenses incurred by Buyer in connection with the Studies. Notwithstanding the foregoing, Seller shall not be entitled to obtain from Buyer any Study which Buyer is contractually prohibited from transferring, assigning or disclosing, which constitutes attorney work product, or which is protected by the attorney-client privilege. Buyer agrees to reasonably cooperate with Seller (at no cost or expense to Buyer) to determine the utility to Seller of any Study prior to Seller's acquisition of such Study.

4.       ESCROW.

         (a) ESCROW HOLDER. Escrow No. 7338099-48 for the purchase and sale of the Property (the "ESCROW") has been established at Chicago Title Company, 925 B Street, San Diego, California 92101, Attention: Ms. Trish Erickson (the "ESCROW HOLDER").

         (b) OPENING OF ESCROW. The Escrow shall be deemed open ("OPENING OF ESCROW") as of the date on which both Buyer and Seller deliver to Escrow Holder fully executed counterparts of this Agreement and the Printed Escrow Instructions. Upon receipt by Escrow Holder of counterparts of this Agreement and the Printed Escrow Instructions fully executed by both Buyer and Seller, Escrow Holder shall give written notice to Buyer and Seller of the date on which the Opening of Escrow occurred, which date will be used for purposes of establishing the time periods described in Section 3. If the Opening of Escrow does not occur on or before May 2, 1997, this Agreement shall automatically terminate and the Deposit shall be returned to Buyer.

         (c) ESCROW INSTRUCTIONS. This Agreement, together with the printed instructions attached hereto as Exhibit D (the "PRINTED ESCROW INSTRUCTIONS") and further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions to the Escrow Holder.

         (d) SELLER DEPOSITS INTO ESCROW. As a condition precedent to the Close of Escrow in favor of Buyer, Seller shall deliver, or cause to be delivered, to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:

                 (i) A duly executed and acknowledged Grant Deed (the "GRANT DEED") in the form attached hereto as Exhibit E;

                 (ii) A duly executed Bill of Sale in the form attached hereto as Exhibit F (the "BILL OF SALE");

                 (iii) Two (2) duly executed counterparts of the Assignment and Assumption of Leases in the form attached hereto as Exhibit G (the "ASSIGNMENT OF LEASES");

                 (iv) Two (2) duly executed counterparts of the Assignment and Assumption of Contracts in the form attached hereto as Exhibit H (the "ASSIGNMENT OF CONTRACTS");

                 (v) A duly executed Non-Foreign Affidavit in the form attached hereto as Exhibit I (the "NON-FOREIGN AFFIDAVIT");

                 (vi) The certified Rent Schedule which shall have been updated by Seller to a date not earlier then five (5) business days prior to the Close of Escrow with no material changes from the Rent Schedule delivered by Seller pursuant to Section 3(b)(v)above;

                 (vii) A City of San Diego Water Conservation Certificate (the "CERTIFICATE") executed by Seller certifying that each toilet, showerhead, sink faucet, urinal and reverse osmosis system at the Property is in compliance with applicable City of San Diego water conservation ordinances. Seller acknowledges that Seller shall bear all costs and expenses incurred in connection with any retrofit work necessary to cause compliance with such water conservation ordinances; and

                 (viii) Any other executed or other documents reasonably required by the Title Company to consummate this transaction.

         (e) BUYER DEPOSITS INTO ESCROW. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver, or cause to be delivered, to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow, the following:

                 (i)      Immediately Available Funds in an amount equal to:
                          (A) the Purchase Price less any credits against the Purchase Price (including, without limitation, the Deposit and Buyer's share of any prorations pursuant to Section 6 below); plus (B) any other sums required for costs to be paid by Buyer pursuant to the terms of this Agreement;

                 (ii) A duly executed preliminary change of ownership statement (the "PCO STATEMENT") relating to the Property;

                 (iii) Any executed or other documents reasonably required by the Title Company to consummate this transaction; and

                 (iv) Two (2) duly executed counterparts of each of the Assignment of Leases and the Assignment of Contracts.

         (f) CLOSE OF ESCROW. Escrow shall close on or before the day which is five (5) business days after the Due Diligence Termination Date ("CLOSE OF ESCROW"). If Escrow shall not close because of a Liquidated Damages Event, the Deposit shall be treated as liquidated damages as provided in Section 14 of this Agreement. The Close of Escrow shall be deemed to have occurred at the time the Grant Deed is filed for record in the Official Records of the County.

         (g) AUTHORIZATION TO CLOSE ESCROW. Provided that Escrow Holder shall not have received written notice from Buyer or Seller of the failure of any conditions precedent or of the termination of the Escrow, Buyer and Seller have deposited into the Escrow the items required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Close of Escrow, Escrow Holder shall:

                 (i) Deliver to Buyer the Grant Deed by causing the same to be recorded in the Official Records of the Office of the County Recorder of the County and by causing the Grant Deed to be mailed to Buyer after the same has been recorded.

                 (ii) Deliver to Buyer the Bill of Sale, the Non-Foreign Affidavit, and one fully executed original of each of the Assignment of Leases and the Assignment of Contracts.

                 (iii) Deliver to Seller the Purchase Price, less (A) the Deposit, (B) all amounts to be paid by Seller hereunder, including but not limited to those amounts specified in Sections 5 and 17, (C) Seller's share of liabilities and/or expenses to be prorated by Escrow Holder to Seller's account under Section 6, and (D) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement.

                 (iv) Deliver to Seller one fully executed original of each of the Assignment of Leases and the Assignment of Contracts.

                 (v) Cause the Title Policy to be issued to Buyer by Title Company.

                 (vi) Cause the PCO Statement to be filed with the Tax Assessor for the County or with any other governmental official or agency as required by applicable law.

                 (vii) Cause the Certificate to be delivered to the appropriate governmental agency.

         (h) U.S. TREASURY REGULATIONS. The purchase and sale of the Property is the sale of "reportable real estate" within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the "REGULATION"). Escrow Holder is the "real estate reporting person" within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.

5.       CLOSING COSTS.

         (a) Seller shall pay (i) any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction, and (ii) fifty percent (50%) of all escrow fees of the Escrow Holder.

         (b)     Buyer shall pay (i) the fees for recording the Grant Deed and
                 (ii) fifty percent (50%) of all escrow fees of the Escrow
                 Holder.

         (c) The cost of the Title Policy shall be allocated between Buyer and Seller as described in Subsection 7(d) below.

         (d) Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated among Buyer and Seller under this Agreement shall be apportioned in the manner customary in the County.

         (e) Notwithstanding the provisions of this Section 5, if the Escrow fails to close for any reason (other than the breach of this Agreement by one or both of the parties), the costs incurred through the Escrow, including the cost of the PTR, shall be borne equally by Buyer and Seller. Otherwise, the party who breached this Agreement first shall bear all the costs of the Escrow, including the cost of the PTR.

         (f) In the event Escrow fails to close because of a failure of a condition precedent intended to benefit Buyer, Buyer may elect to terminate the Escrow by the delivery of written notice to Escrow Holder and Seller, in which event the Escrow shall terminate and the Escrow Holder shall immediately remit to Buyer the Deposit and all other sums deposited in Escrow by Buyer (less amounts due from Buyer pursuant to Subsection (e) above)

6.       PRORATIONS AND ADJUSTMENTS.

         The following shall be prorated and adjusted between Seller and Buyer as of the Close of Escrow except as otherwise specified:

         (a) Rents and other charges, all as more particularly set forth in the Rental Schedule ("RENTS"), other than Delinquent Rents (as hereinafter defined), shall be prorated and Buyer's share of such Rents shall be credited against the Purchase Price if such Rents are due and payable as of the Close of Escrow whether or not such Rents actually have been collected by Seller as of such time. Prepaid Rents together with all interest earned thereon, if any, shall be credited against the Purchase Price. Rents which at the Close of Escrow are thirty
                 (30) or more days past due ("DELINQUENT RENTS") shall not be prorated. Buyer will cooperate with Seller in the collection of Delinquent Rents at Seller's expense, provided, however, that Buyer shall in no way be obligated to collect or be responsible for collecting such Delinquent Rents. Any Rents collected by Buyer after the Close of Escrow will apply first to Rents which accrue after the Close of Escrow and then to the Rents which have accrued prior to the Close of Escrow. Notwithstanding the foregoing, if Buyer receives Rents after the Close of Escrow which relate to the period prior to the Close of Escrow to which Seller is entitled under this Section 6, Buyer shall promptly remit to

                 Seller all of such amounts. Likewise, Seller shall promptly remit to Buyer all Rents received by Seller and/or RVA after the Close of Escrow to which Buyer is entitled under this
                 Section 6.

         (b) An amount equal to the aggregate amount of all security and other deposits to Seller and/or RVA (collectively, the "TENANT DEPOSITS") by tenants of the Property (the "TENANTS") under the Leases as shown on the Rental Schedule, together with such interest thereon as may be required by law or contract, shall be credited against the Purchase Price at the Close of Escrow. Seller shall retain as Seller's own funds any Tenant Deposits held by Seller and/or RVA, but such Tenant Deposits shall be deemed transferred to Buyer as if a cash payment were made by Seller to Buyer. Seller represents and warrants that (i) all Tenant Deposits are accurately identified in the Rental Schedule and are held by Seller in cash, and (ii) no Tenant or any other party has any claim (other than for customary refund at the expiration of a Lease) to all or any part of any Tenant Deposit. Seller hereby covenants that no Tenant or any other party shall have any claim (other than for customary refund at the expiration of a Lease) to all or any part of any Tenant Deposit resulting from actions which occur prior to the Close of Escrow. Without in any way limiting the generality of any other indemnity contained herein, Seller hereby agrees to indemnify, defend and hold harmless Buyer from any and all losses, costs, expenses and damages (including, without limitation, attorneys' fees) incurred, suffered by or claimed against Buyer by reason of any claim by any Tenant or any other party to all or any part of any Tenant Deposit resulting from actions which occur prior to the Close of Escrow.

         (c) All operating expenses of the Property shall be prorated as of the Close of Escrow. As used herein, the term "operating expenses" shall include, without limitation:

                 (i) utility, water and sewage charges as shown on the last ascertainable bills (if current bills are not available) if and to the extent that utility meters are not read as of the Close of Escrow:

                 (ii) charges and deposits (including, without limitation, utility deposits) under any Contracts assumed by Buyer. Seller's share of all such prorations of operating expenses shall be credited against the Purchase Price at the Close of Escrow, or, to the extent such operating expenses have been paid by Seller and/or RVA, Buyer's share of all such prorations of operating expenses shall be credited to the account of Seller. Such prorations of operating expenses shall be subject to adjustment outside of Escrow within sixty (60) days after the Close of Escrow to the extent new information becomes available to Buyer or Seller.

         (d) All real property taxes, assessments, personal property taxes and any premiums for insurance policies on the Property assumed by Buyer shall be prorated as of the Close of Escrow and Seller's share of such taxes, assessments and insurance premiums shall be credited against the Purchase Price, or, to the extent such taxes, assessments and insurance premiums have been paid by Seller and/or RVA, Buyer's share of such taxes, assessments and insurance premiums shall be credited to the account of Seller.

         (e) For purposes of calculating prorations, Buyer shall be deemed to be vested with title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Close of Escrow occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Close of Escrow and based upon a three hundred sixty-five (365) day year. Seller shall provide to Escrow Holder such operating statements and other documents or information as may be reasonably required by Escrow Holder and Buyer to calculate such prorations and to prepare the Closing Statement.

7.       TITLE.

         (a) POSSESSION. Concurrently with the Close of Escrow, Seller shall deliver to Buyer actual possession of the Property, subject only to the rights of Tenants under the Leases. Concurrently with the Close of Escrow, Seller shall deliver to Buyer the originals of the documents described in Section 3(b)(v); provided, however, that to the extent copies of such documents have been made available to Buyer for Buyer's due diligence, Seller shall be entitled to retain such copies upon delivery of the originals of such documents to Buyer. Notwithstanding the preceding sentence, Seller shall be entitled to retain the original of any insurance policy in effect prior to the Close of Escrow.

         (b) GRANT DEED. Title to the fee simple interest in the Property shall be conveyed to Buyer by the Grant Deed.

         (c) TITLE POLICY. The title to be conveyed to Buyer shall be insured by an ALTA Standard Coverage Owner's Policy of Title Insurance with standard Western Region exceptions (the "STANDARD COVERAGE POLICY") with liability in the amount of the Purchase Price, dated the date of the Close of Escrow, issued by the Title Company, insuring that title to the fee interest in the Property is vested in Buyer, subject only to nondelinquent real estate taxes and assessments and the Permitted Exceptions, together with such endorsements as Buyer may reasonably require; provided, however, that Buyer, at its sole option, may require in lieu of the Standard Coverage Policy an ALTA extended coverage owner's policy of title insurance Form 1970 without modification or its equivalent by endorsement (the "EXTENDED COVERAGE POLICY"). The Standard Coverage Policy or the Extended Coverage Policy, as applicable, shall sometimes be referred to herein as the "TITLE POLICY." The Title Policy shall include the basic endorsements described below.

         (d) COST OF TITLE POLICY. Seller shall pay the cost of the Title Policy up to the amount of the premium for a Standard Coverage Policy with liability in the amount of the Purchase Price, and the cost of title endorsements which are either basic or which are used for title curative purposes under Section 3. Buyer shall pay the cost differential of the premium for the Extended Coverage Policy over the cost of the premium paid for a Standard Coverage Policy, and the cost of any title endorsement other than (i) basic endorsements or (ii) an endorsement for title curative purposes under Section 3. As used herein, "basic" title endorsements shall mean the following CLTA endorsements: 100 (modified to reflect an owner rather than a lender); 103.5 (if applicable); 103.7; 116;
                 116.1 referencing the Survey as approved by Buyer pursuant to
                 Section 3(a) above; 123.2; and a Subdivision Map Act endorsement.

8.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:

         (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The persons executing this Agreement and related documents on behalf of Buyer are duly authorized to do so.

         (b) This Agreement and all the documents to be executed and delivered by Buyer to Seller pursuant to the terms of this Agreement, (i) have been or will be duly authorized, executed and delivered by Buyer, (ii) are or will be legal and binding obligations of Buyer as of the date of their respective executions (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and
                 (iv) do not, and will not at the Close of Escrow, violate any provisions of any agreement to which Buyer is a party.

         (c)     Buyer is not a licensed real estate broker or salesperson.

                 It shall be a condition precedent to the Close of Escrow in favor of Seller that Buyer's representations and warranties be true and correct as of the date thereof. No representation or warranty made by Buyer in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year.

9.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement:

         (a) Seller is a corporation, duly organized and validly existing under the laws of the State of California, and is not insolvent. The persons executing this Agreement and related documents on behalf of Seller are duly authorized to do so.

         (b) This Agreement and all the documents and items to be executed and delivered by Seller to Buyer pursuant to the terms of this Agreement, (i) have been or will be duly authorized, executed and delivered by Seller, (ii) are or will be legal and binding obligations of Seller as of the date of their respective executions, (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (iv) do not and will not at the Close of Escrow, violate any provisions of any agreement to which Seller is a party; and
                 (v) will be sufficient to convey title (if they purport to do so).

         (c) Except as disclosed in writing to Buyer on or prior to the Due Diligence Date, Seller has no knowledge of any material physical, structural, or mechanical defects in the Property, including, without limitation, the plumbing, heating, air conditioning and electrical systems. All such items are in good operating condition and repair (ordinary wear and tear excepted).

         (d) Except as disclosed in writing to Buyer on or prior to the Due Diligence Date, to Seller's knowledge, the development and construction of the Property complied in all material respects with the then-applicable building codes, environmental, zoning, subdivision, and land use laws, and other then-applicable local, state and federal laws and regulations, including, without limitation, the Americans With Disabilities Act. Without in any way limiting the generality of the foregoing, to Seller's knowledge the Property then complied and now complies with the California Subdivision Map Act (Cal. Gov't Code Section Section 66410-66499.37), and no final subdivision map, parcel map or division of land is required to validly transfer the Property to Buyer. Except as disclosed in writing to Buyer on or before the Due Diligence Date, neither Seller nor RVA has received any notice from any governmental authority advising Seller and/or RVA of a violation of any current building codes, environmental, zoning, subdivision, and land use laws or other applicable local, state and federal laws and regulations, including, without limitation, the Americans with Disabilities Act. Except as disclosed in writing to Buyer on or before the Due Diligence Date, Seller has no knowledge that the Property or its use and operation are currently in violation of any of the current laws and regulations referred to in the preceding sentence. Seller does not have knowledge of any condemnation, environmental, zoning or other land-use regulation proceeding, either instituted or planned to be instituted, which would affect the Property in any material respect, nor has Seller any knowledge of any assessments affecting the Property other than as set forth in the PTR.

         (e) On or prior to the Due Diligence Date, Seller delivered to Buyer all information, documents, Contracts, Leases, schedules and items ("AGREEMENT DOCUMENTS") known to Seller and material to the use and value of the Property which are in Seller's and/or RVA's possession or control. Seller has no knowledge of any Agreement Documents which are not in Seller's and/or RVA's possession or control. The Agreement Documents delivered to Buyer by Seller pursuant to this Agreement are, in all material respects, true, correct and complete copies and (as to all agreements or legal instruments) are in full force and effect, without, to Seller's knowledge, default or violation by any party and, to Seller's knowledge, without any right of set-off except as disclosed in writing at the time of such delivery. To Seller's knowledge, there are no existing events, which with the passage of time or giving of notice or both would constitute a material default under such Agreement Documents. All material facts known to Seller pertaining to such Agreement Documents, or this transaction, have been disclosed and there are no material omissions by Seller. The Contracts constitute the entire agreements with third parties relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Buyer on or prior to the Due Diligence Date, and there are no oral occupancy or other agreements of any kind with any third parties (excluding, however, the written Leases and Permitted Exceptions) affecting the Property which will survive the Close of Escrow.

         (f) Except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of the Property as an apartment complex containing not less than 923 units are installed across public property or valid easements to the boundary lines of the Land, and are connected pursuant to valid permits, and Seller has received no notice from Tenants that such facilities are inadequate to service the Property or are not in good operating condition. Except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, all cable television, telephone or security service equipment and operating systems are in good operating condition.

         (g) Except as may be disclosed by the Survey, Seller has obtained all licenses, permits, easements, and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the present use and operation of the Property and to assure vehicular and pedestrian ingress to and egress from the Land at all access points currently being used.

         (h) Seller is the sole beneficial owner of the Property and will convey, or cause to be conveyed, to Buyer at the Close of Escrow, good, valid and marketable title to the Property free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions except of record. Without limiting the foregoing, there are no federal, state or local tax liens encumbering the

                 Property other than non-delinquent real estate taxes and assessments which may be shown on the PTR.

         (i) Except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, Seller has no knowledge of any material violations of any covenants, conditions or restrictions applicable to the Property, and neither Seller nor RVA has received any notice or complaint with respect to any violation of any covenants, conditions or restrictions applicable to the Property. Except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, all reserves required to be held by any master owners association applicable to the Property are fully funded.

         (j) Except with respect to the transfer from RVA to Seller, no previous sale, assignment, transfer, pledge or other encumbrance of Seller's and/or RVA's interest in any of the Leases, Contracts, Warranties, Permits, Plans and Reports or Claims has been made. Seller's and/or RVA's interest in the Leases, Contracts, Warranties, Permits, Plans and Reports and Claims is freely assignable by Seller. Except as expressly set forth in any Contract delivered to Buyer by Seller prior to the Due Diligence Date, all Contracts may be cancelled without penalty and with no more than thirty (30) days notice.

         (k)     HAZARDOUS MATERIALS.

                 (i) Except as disclosed to Buyer in writing, (A) Seller does not now use the Property nor knowingly permit the Property to be used in a manner which violates any Environmental Enactment (as hereinafter defined), nor has Seller or RVA ever done so in the past; (B) Seller has no knowledge of any violation of an Environmental Enactment on the Property by any other prior owner of the Property; (C) Seller has no knowledge of any discharge, seepage or release of Hazardous Materials onto the Property from adjoining property; and (D) neither Seller, nor (to Seller's knowledge) any prior owner, has used the Property or knowingly allowed the Property to be used in a way which would require notice or reporting to a governmental agency of such use under any Environmental Enactment;

                 (ii) Without limitation of the foregoing, except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, Seller has no knowledge that any asbestos, polychlorinated biphenyls, radon, urea or formaldehyde are contained in or stored on the Property, that there are any

                          Hazardous Materials on the Property in violation of any Environmental Enactments, and that there are any storage tanks containing or previously containing Hazardous Materials located in or under the Property;

                 (iii) Except as disclosed to Buyer in writing, Seller has no knowledge that the Property has been designated as "border zone property" under the provisions of California Health and Safety Code Sections 25220 et seq., or any regulation adopted in accordance therewith, or that there has been any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property or any part thereof to be designated as "border zone property";

                 (iv) As used herein, "ENVIRONMENTAL ENACTMENT" shall mean any federal, state or local law, regulation or ordinance or any judicial decisions, rules, regulations or publications promulgated thereunder, or any common law, authorizations, judgments, decrees, concessions, grants, franchises, agreements, or other governmental restrictions or requirements, regarding or related to the environment, environmental matters or Hazardous Materials;

                 (v) As used herein, "HAZARDOUS MATERIALS" shall mean any flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, hazardous or toxic materials or any related materials or substances at, on or beneath the Property, including but not limited to, substances defined as "EXTREMELY HAZARDOUS SUBSTANCES," "HAZARDOUS SUBSTANCES," "HAZARDOUS WASTE," "HAZARDOUS MATERIALS," "TOXIC SUBSTANCES" OR "INFECTIOUS WASTE" in any Environmental Enactment or in the regulations adopted and publications promulgated pursuant to said Environmental Enactments; and

                 (vi) As used herein, "a violation of an Environmental Enactment" or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials on the Property other than in compliance with the requirements of any Environmental Enactment.

         (l) Except as disclosed to Buyer in writing prior to the Due Diligence Termination Date, neither Seller nor RVA has received any notice from any insurance carrier, any of the Tenants or any other third party of any defects or inadequacies in the Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as previously disclosed to Buyer in writing on or prior to the Due Diligence Date, there are no settled or pending insurance claims relating to the Property.

         (m) Except as previously disclosed to Buyer in writing on or prior to the Due Diligence Date, there are no settled, adjudicated, pending or, to the best of Seller's knowledge, threatened legal proceedings or actions of any kind or character affecting the Property or Seller's interest therein.

         (n)     Seller is neither a "foreign person" within the meaning of
                 Section 1445(f)(3) of the United States Internal Revenue Code of 1986, nor a non-resident seller of a "California real property interest" within the meaning of Sections 18805 or 26131 of the California Revenue and Taxation Code.

         (o)     Seller is not a licensed real estate broker or salesperson.

         (p) Neither Seller nor RVA has received notice that any portion of the Property is subject to a redevelopment plan or agreement or is to be included within any redevelopment area. Seller has not entered into a disposition and development agreement, owner's participation agreement, or any similar agreement with any governmental or quasi-governmental authority concerning the use and development of any portion of the Property except as disclosed in the PTR or otherwise disclosed in writing by Seller to Buyer.

         (q) Except to the extent set forth in any Contract delivered to Buyer by Seller prior to the Due Diligence Date or as otherwise disclosed in writing to Buyer prior to such date, Seller does not provide to the Tenants any telephone service, cable television service, security service or maid service.

         (r) Except as disclosed to Buyer in writing prior to the Due Diligence Date, no contract exists with respect to the "corporate rental units" which is not terminable by either party upon notice of thirty (30) days or less. Except as disclosed to Buyer in writing prior to the Due

                 Diligence Date, the furniture and appliances located within the "corporate rental units" are owned by Seller free of any lien, charge, lease or encumbrance, and will be transferred to Buyer at the Close of Escrow pursuant to the Bill of Sale. Except as disclosed to Buyer in writing prior to the Due Diligence Date, linens, housewares and maid services are provided to Seller in connection with the "corporate rental units" pursuant to Contracts which have been or will be made available to Buyer on or before the Due Diligence Date.

                 No representation or warranty made by Seller in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year, with the exception of the representations and warranties made in Section 9(k) above, which shall survive the Close of Escrow for a period of five
                 (5) years. The representations, warranties and limited survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.
                 Moreover, the provisions of this Section 9 with respect to Hazardous Materials and Environmental Enactments are not intended as, nor shall the same be construed to be, a waiver or release by Buyer of any rights which Buyer may have after the Close of Escrow as to the Property or Seller under any Environmental Enactments.

10.      SELLER'S COVENANTS.

         Seller hereby covenants with Buyer as follows.

         (a) Each of the matters with respect to which Seller has made a representation and warranty to Buyer in Section 9 above shall be continuing, shall be true and correct as of the Close of Escrow and shall be deemed remade by Seller as of the Close of Escrow with the same force and effect as if in fact made at that time; provided, however, that Seller shall not be in breach of this provision if an event beyond the reasonable control of Seller causes a representation or warranty set forth in Section 9 above to become untrue and if Seller gives immediate notice to Buyer of such event upon Seller's discovery of such event. The foregoing provision shall in no way limit Section 3(e) of this Agreement which makes the truth and accuracy of Seller's representations and warranties a contingency to Buyer's obligation to purchase the Property.

         (b) During the period between Seller's execution of this Agreement and the Close of Escrow or termination of this Agreement, Seller shall execute only those new Leases which are on terms and conditions and at rental rates which are consistent with Seller's customary practice at the Property and existing Leases. Seller shall not terminate, renew, amend or modify any existing Lease except in the ordinary course and in accordance with Seller's past practice at the Property. Subject to the foregoing, Seller shall diligently seek tenants for all space which is or will become vacant prior to the end of the month following the Close of Escrow. Except in accordance with Seller's past practice at the Property as such past practice has been disclosed in writing to Buyer, prior to the Close of Escrow, Seller shall not, without Buyer's prior written consent, accept from any of the Tenants payment of rent or other charges more than one month in advance or apply any Tenant Deposit to rent due from any Tenant

         (c) Except in accordance with Seller's past practice at the Property as such past practice has been disclosed in writing to Buyer, during the period between Seller's execution of this Agreement and the Close of Escrow or termination of this Agreement, Seller shall not, without the prior written consent of Buyer, enter into any Contract with respect to the Property which will survive the Close of Escrow or will otherwise affect the use, operation or enjoyment of the Property after the Close of Escrow. Unless Buyer provides Seller with written notice to the contrary, after the Close of Escrow, Buyer shall not retain any existing employees or management agents of Seller and/or RVA. Accordingly, upon the written request of Buyer delivered to Seller after the Due Diligence Termination Date and the release of the Deposit to Seller, Seller shall cause all employment and management agreements respecting the Property to be terminated as quickly as permitted by the applicable contract, deliver evidence of such termination to Buyer, and remove all employees and management personnel from the Property. Furthermore, upon the written request of Buyer delivered to Seller after the Due Diligence Termination Date and the release of the Deposit to Seller, Seller shall cause one of the following to occur within thirty
                 (30) days of Seller's receipt of such notice from Buyer with respect to any rental unit within the Property occupied prior to the Close of Escrow by an employee and/or management personnel of Seller and/or RVA: (i) such employee or management personnel shall enter into a Lease with Buyer on the current standard lease form and at a market rental rate relating to the occupancy of the rental unit by such employee or management personnel; or (ii) such employee or management personnel shall deliver the rental unit to Buyer in a vacant condition. Notwithstanding the preceding sentence in the event any Contract or Lease requires Seller and/or RVA to give more than thirty (30) days' notice to any employees or management personnel with respect to the occupancy of rental units by such employees or management personnel, the thirty
                 (30) day time period shall be extended as required by such Contract or Lease; provided, however, that Seller shall reimburse Buyer by way of a credit against the Purchase Price for any loss of rental income resulting from extension of the time period. In the event any employees and/or management personnel of Seller and/or RVA do not comply with either clause (i) or clause (ii) above, Seller shall indemnify Buyer for any cost or expense (including reasonable attorneys' fees) incurred by Buyer in evicting such employees and/or management personnel.

         (d) During the period between Seller's execution of this Agreement and the Close of Escrow or termination of this Agreement, Seller shall not, without the prior written consent of Buyer, sell, assign, transfer, pledge or otherwise encumber its interest in any of the Leases, Contracts, Warranties, Permits, Plans and Reports or Claims.

         (e) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Close of Escrow.

         (f) At all times prior to the Close of Escrow, Seller shall operate and manage the Property in the ordinary course of its business and consistent with Seller's existing management policies and procedures, shall maintain present services, shall maintain the Property in good repair and working order, shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in such manner, and shall perform when due all of Seller's and/or RVA's obligations under the Leases, any deed of trust, mortgage or other lien encumbering the Property, the Contracts, the Permits and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise provided herein, Seller shall deliver the Property at the Close of Escrow in substantially the same condition as it was on the date hereof, reasonable wear and tear excepted. None of the Personal Property shall be removed from the Land or the Improvements, unless replaced by personal property of equal or greater utility and value.

         (g) Seller has paid, or will pay in full prior to the Close of Escrow, all bills and invoices for labor, goods, material and services of any kind relating to the Property, utility charges, and employee salary and other accrued benefits relating to the period prior to the Close of Escrow.

         (h) All alterations, installations, decorations and other tenant improvement work required to be performed prior to the Close of Escrow under the Leases or other agreements affecting the Property, which have not been completed and paid in full shall be completed and paid in full on or prior to the Close of Escrow.

         (i) Upon Buyer's request, and upon reasonable notice by Buyer, for a period of one (1) year after the Close of Escrow, Seller shall make all of Seller's and/or RVA's records with respect to the Property available during normal business hours to Buyer for inspection, copying and audit by Buyer's designated representatives.

         (j) Seller shall promptly (and in any event prior to the Close of Escrow) notify Buyer of any change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Buyer under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed.

         (k) During the pendency of the Escrow and until the Escrow and this Agreement is terminated as provided herein, Seller shall not solicit any offer for, negotiate the purchase and sale of, accept or discuss any "back-up" offer to purchase or otherwise market the Property to any person other than Buyer. Without limiting the generality of the foregoing, during such period of time Seller shall not offer the Property for sale, discuss the terms of any possible sale of the Property with any person, accept or discuss back-up offers or list the Property with any brokers. As used in the foregoing, a "sale" shall include any long term lease other than any lease of space in the ordinary course of managing the Property (which leases in the ordinary course are subject to the requirements of Section 10(b) above), and shall also include any joint venture or equity participating loan. Nothing in this Section 10(k) shall restrict Seller's efforts to refinance on a conventional non-participating basis any loan which currently encumbers the Property.

         (l) During the period prior to the Close of Escrow, upon reasonable notice to Seller, Buyer shall have the right to audit Seller's and/or RVA's records during normal business hours to verify any information provided by Seller to Buyer or to confirm Seller's compliance with its representations, warranties and covenants as contained herein.

         The liability of Seller for a breach of any covenant shall not be merged into any instrument of conveyance delivered at the Close of Escrow. The covenants and survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the covenants made in this Agreement shall not be diminished or deemed to be satisfied by any inspections, tests or investigations made by Buyer or its agents.

11.      BUYER'S COVENANT.

         Buyer hereby covenants and agrees that Buyer and its successors and assigns shall not record or cause the recordation of a condominium map with respect to any building on the Property subdividing the individual units of such building into separate condominium units at any time prior to the expiration of the ten (10) year construction defect statute of limitations with respect to such building. Notwithstanding the preceding sentence, Buyer's covenant hereunder shall expire with respect to the entire Property no later than March 1, 2003. Buyer agrees to indemnify, protect and hold harmless Seller from and against any and all loss, costs or expense (including reasonable attorneys' fees) incurred by Buyer as a result of Buyer's breach of the foregoing covenant. The covenant and indemnity of Buyer set forth in this
Section 11 shall survive the Close of Escrow. Buyer shall not be relieved from its personal liability for the indemnity obligation set forth in this Section 11 by reason of its sale or transfer of the Property.

12.      RIGHT TO ENTER PROPERTY.

         Commencing on the Opening of Escrow, and continuing thereafter until the Close of Escrow or termination of this Agreement, Buyer and its agents and contractors shall have the right, at Buyer's sole cost and expense, to: (i) enter onto the Property (including the rental units) at reasonable times and in a reasonable manner for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement; and (ii) interview the Tenants. Without limiting the generality of the preceding sentence, Buyer may conduct invasive tests and inspections, subject to the rights of tenants under the Leases and subject to obtaining Seller's prior consent, which consent will not be unreasonably withheld. Buyer shall not unreasonably disturb or annoy any Tenants in the course of making such tests and inspections and/or interviews and shall cooperate with Seller in meeting any requirements Seller may have with respect to notifying tenants of such interviews or inspections. Buyer shall maintain, or cause its contractors or subcontractors to maintain, liability insurance coverage applicable to such tests and inspections with coverage in an amount equal to One Million Dollars ($1,000,000) per occurrence. After making such tests and inspections, Buyer shall immediately restore the Property to its condition prior to such tests and inspections. Buyer hereby agrees to indemnify, defend and hold Seller harmless from any loss, damage, costs or expenses (including without limitation attorneys' fees) incurred by Seller by reason of any actual physical damage to the Property or injury to persons caused by Buyer or its agents or contractors in exercising its rights under Sections (i) and (ii) above. As a condition to the Close of Escrow (solely for the benefit of Buyer), Buyer and its agents and contractors shall have the right to enter onto the Property to determine that the condition of the Property with respect to the contingencies set forth in
Section 3 has not materially and adversely changed from the date of the approval of said contingencies.

13.      LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION.

         In the event that prior to the Close of Escrow, the Property, or any part thereof, is destroyed or damaged by fire or other casualty, or is subject to a taking by a public authority, then Buyer shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such damage or destruction or taking either (a) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder and any money (including, without limitation, the Deposit) or documents in Escrow or released to Seller shall be returned to the party depositing the same, except that Buyer and Seller shall each be responsible for one-half of any title or Escrow cancellation fee, or (b) to accept the Property in its then condition and proceed to close this transaction with an abatement or reduction in the Purchase Price in the amount of any uninsured loss plus the deductible for the applicable insurance coverage, if any, and to receive an assignment of all of Seller's and/or RVA's rights to any insurance proceeds payable by reason of such damage or destruction or condemnation awards payable by reason of such taking and the Close of Escrow shall be extended for a reasonable period of time to accommodate Buyer's election to close. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer's prior written consent. Seller agrees to give Buyer prompt notice of any taking, damage or destruction of the Property.

14.      DEFAULT.

         (a) BUYER'S DEFAULT. IN THE EVENT THAT BUYER DEFAULTS IN ITS OBLIGATIONS TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER'S DEFAULT, BUYER'S DISAPPROVAL OF ANY CONTINGENCY OR BUYER'S EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO THE TERMS OF THIS AGREEMENT, AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN TEN (10) BUSINESS DAYS AFTER RECEIVING WRITTEN NOTICE OF SUCH DEFAULT FROM SELLER, OR, IF SUCH DEFAULT IS NOT REASONABLY SUSCEPTIBLE OF BEING CURED WITHIN SUCH TEN (10) DAY PERIOD, IF BUYER FAILS TO COMMENCE TO CURE SUCH DEFAULT WITHIN SUCH TEN (10) DAY PERIOD, THEN, UPON DEMAND BY SELLER, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. IN ANY AND ALL ACTIONS BROUGHT PURSUANT TO OR TO ENFORCE BUYER'S OBLIGATIONS UNDER THIS AGREEMENT, IT SHALL BE CONCLUSIVELY PRESUMED THAT THE ABOVE-DESCRIBED LIQUIDATED DAMAGES SHALL BE THE SOLE REMEDY OF SELLER IN THE EVENT OF BUYER'S DEFAULT HEREUNDER AND IT SHALL NOT BE PROPER UNDER ANY CIRCUMSTANCES THAT BUYER'S OBLIGATION TO PURCHASE THE PROPERTY BE SPECIFICALLY ENFORCED.

         SELLER'S INITIALS: _____          BUYER'S INITIALS: _____

         (b) SELLER'S DEFAULT. In the event that Escrow fails to close by reason of Seller's default or Seller otherwise breaches any of its obligations hereunder, Buyer shall have the right (i) to terminate the Escrow by the delivery of written notice to Escrow Holder and Seller, in which event the Deposit and all other sums deposited in Escrow by the Buyer shall be immediately remitted to Buyer and (ii) to pursue whatever remedies Buyer may have against Seller, at law or in equity. Seller and Buyer hereby agree that the Property is of a special and unique character which gives it a peculiar value, and that Buyer cannot reasonably or adequately be compensated in damages in an action at law in the event that Seller breaches its obligation to sell the Property to Buyer. Therefore, Seller expressly agrees that Buyer shall be entitled to injunctive and other equitable relief (including, without limitation, the right to specifically enforce Seller's obligation to sell the Property to Buyer) in the event of such breach in addition to any other rights or remedies which may be available to Buyer

15. ASSIGNMENT OF LEASES, CONTRACTS, WARRANTIES, PERMITS, PLANS REPORTS, CLAIMS AND UTILITY DEPOSITS.

         Effective concurrently with the Close of Escrow, Seller shall assign to Buyer all of Seller's and/or RVA's right, title and interest in and to all
(a) Leases, (b) Contracts, (c) Warranties, (d) Permits,           (e) Plans and
Reports, (f) all utility deposits held by any utility or other service provider with respect to the Property, and (g) all claims, suits, and causes of action, other than San Diego Superior Court Case No. 689813 entitled Renaissance Villas Associates v. Truck Insurance Exchange filed on June 22, 1995, arising from, under or in connection with the Property and its operation, including, but not limited to, all of Seller's and/or RVA's rights, claims, demands and causes of action against all Tenants in the Property and all suppliers of labor, materials or services to or with respect to the Property (collectively, the "CLAIMS"). Buyer and Seller intend that the Assignment and Assumption of Contracts shall vest in Buyer full ownership of the assets or rights described above, and that no other document of transfer or assignment shall be required by the parties hereto or any other person to achieve or evidence the same. However, in the event that any additional document or action reasonably is required of Seller to vest in Buyer or its successors, nominees and assigns title to the assets or rights described above, or to evidence Buyer's or its successors', nominees' and assigns' ownership of any of such assets or rights, Seller agrees that it will, upon written request therefor, execute and deliver to Buyer or its successors, nominees and assigns any such document and take such further action.

16.      INDEMNIFICATION.

         (a) Except for Losses and Liabilities (as hereinafter defined) arising directly or indirectly from a breach of any of Buyer's representation or warranties, Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, liens, encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses (including, without limitation, attorneys' fees and expenses) whether direct, contingent or consequential and no matter how arising ("LOSSES AND LIABILITIES") in any way (i) related to the Property and attributable to the period prior to the Close of Escrow (except to the extent arising as a result of the acts of Buyer and/or any of Buyer's employees, agents or representatives) or (ii) resulting from any misrepresentation of Seller or any inaccuracy in or breach of any representations and warranties by Seller.

         (b) Except for Losses and Liabilities arising directly or indirectly from a breach of any of Seller's representations, warranties or covenants, Buyer shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities in any way (i) related to the Property and arising or accruing with respect to the period from and after the Close of Escrow and during Buyer's period of ownership of the Property (except to the extent arising as a result of the acts of Seller and/or any of Seller's employees, agents or representatives) or (ii) resulting from any misrepresentation of Buyer or inaccuracy in or breach of any representation, warranty or covenant of Buyer.

17.      BROKER'S COMMISSION.

         Buyer and Seller each represent to the other that, with the exception of any agreement Buyer may have with Ann Roulac (for which, as between Buyer and Seller, Buyer is solely responsible), they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder's fee with respect to this transaction. Buyer and Seller each agree to indemnify, defend and hold the other harmless from and against any and all losses, claims, damages, costs or expenses (including attorneys' fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder's fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Seller or Buyer, as the case may be. The obligations of Buyer and Seller under this Section 17 shall survive the Close of Escrow.

18.      NOTICES.

         All notices, requests and demands to be made hereunder to the parties hereto shall be made in writing to the addresses set forth below and shall be given by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram, telecopying or facsimile transmission (provided, however, that notice is also given by one of the other means set forth in Subsection 18(a), (c) or (d)); (c) certified or registered mail, postage prepaid, return receipt requested; or (d) nationally recognized courier or delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either Subsection 18(a), (b) or (d) hereof shall be deemed received upon the actual delivery thereof, and, if sent pursuant to Subsection 18(c) shall be deemed received five (5) days following deposit in the mail. Refusal to accept delivery of any notice, request or demand shall be deemed to be delivery thereof. If any party hereto is not an individual, notice may be made on any officer, general partner or principal thereof.
Notice to any one co-party shall be deemed notice to all co-parties.

         To Buyer:                Irvine Apartment Communities, L.P.
                                  591 Redwood Highway, Suite 5275
                                  Mill Valley, California 94941
                                  Attention: Mr. William W. Thompson
                                  Facsimile No. (415) 381-3046

         With a                   O'Melveny & Myers LLP
         copy to:                 610 Newport Center Drive, Suite 1700
                                  Newport Beach, California 92660
                                  Attention: Patricia Frobes, Esq.
                                  Facsimile No. (714) 669-6994

         To Seller:               Aoki Construction (CA) Co., Ltd.
                                  5280 Fiore Terrace
                                  San Diego, California 92122
                                  Attention: Mr. Hideo Kushima
                                  Facsimile No. (619) 587-1643

         With a                   Mulvaney, Kahan & Barry
         copy to:                 Seventeenth Floor
                                  First National Bank Center
                                  401 West "A" Street
                                  San Diego, California 92101-7994
                                  Attention: Lawrence Kahan, Esq.
                                  Facsimile No. (619) 238-1981

         To Escrow                Chicago Title Company
         Holder:                  925 B Street
                                  San Diego, California 92101
                                  Attention: Ms. Trish Erickson
                                  Escrow No. 7338099-48
                                  Facsimile No. (619) 544-6229

19.      MISCELLANEOUS PROVISIONS.

         (a) INCORPORATION OF PRIOR AGREEMENTS. This Agreement contains the entire understanding of Buyer and Seller with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose. This Agreement specifically supersedes the Letter of Intent. No provision of this Agreement may be amended or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the parties to this Agreement or their respective successors in interest.

         (b) BUYER'S RIGHT TO ASSIGN. Buyer shall have no right to assign its rights under this Agreement to any other person or entity without the prior written consent of Seller, which may be withheld in Seller's sole and absolute discretion. Furthermore, Buyer hereby covenants and agrees that it will not sell, or enter into any agreement or contract to sell, the Property prior to the date which is six
                 (6) months following the Close of Escrow. In the event Buyer breaches the foregoing covenant, Seller shall be entitled to receive from Buyer a cash payment equal to fifty percent (50%) of the excess of the consideration received by Buyer in connection with such sale over the Purchase Price. The obligations of Buyer under this Section 19(b) shall survive the Close of Escrow.

         (c) ATTORNEYS' FEES. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For the purpose of this Agreement, the terms "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms "attorneys' fees" or "attorneys' fees and costs" shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term "attorney" shall have the same meaning as the term "counsel."

         (d)     TIME IS OF THE ESSENCE.  Time is of the essence of this
                 Agreement.

         (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and enure to the benefit of each of the parties hereto and to their respective permitted transferees, successors, and assigns.

         (f) CALIFORNIA LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California without giving effect to any "conflict of law" rules of such state. Buyer and Seller each acknowledge and agree that the Superior Court of the State of California in and for the County of San Diego and the associated federal and appellate courts shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof. Seller and Buyer each hereby waives any right such party may have to a trial by jury in any action, proceeding or counterclaim brought by either such party in connection with this Agreement and the transaction contemplated hereby.

         (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

         (h) INTERPRETATION. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

         (i) CONSTRUCTION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party who drafted such language.

         (j) HEADINGS. Section and Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

         (k) EXHIBITS. All Exhibits attached hereto are incorporated herein by reference.

         (l) WAIVER BY A PARTY. The waiver of any contingency, representation, warranty, covenant, or other matter or provision hereof may only be made by the party benefitted by same, and the waiver must be in writing, must be signed by the benefitted party and must specifically state which matter is being waived.

         (m) RECITALS VERIFIED. The Recitals to this Agreement are hereby stated to be true and correct and are incorporated herein by this reference.

         (n) BUSINESS DAYS. As used in this Agreement, a "business day" shall mean a day other than Saturday, Sunday or any day on which banking institutions in the City of Los Angeles are authorized by law or other governmental action to close. All other references to "days" or "calendar days" in this Agreement shall refer to calendar days. If the last day for the performance of any act or the giving of any notice permitted or required under this Agreement is a day other than a business day, then the time period for performing such act or giving such notice shall be extended until the next business day.

         (o) SURVIVAL. Any indemnity set forth in this Agreement, including without limitation those set forth in Sections 11, 12 and 17 above, shall survive the Close of Escrow or any termination of this Agreement.

         (p) CONFIDENTIALITY. Seller and Buyer each agree that the terms of the transaction contemplated by this Agreement, the existence of this Agreement and all information made available by one party to the other shall be maintained in strict confidence and no disclosure of such information will be made by Seller or Buyer, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants and other professional consultants as are reasonably required to evaluate and consummate the transaction; provided, however, nothing in this Section (p) shall prevent Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this Subsection (p): (i) in connection with that party's enforcement of its rights hereunder, (ii) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement, or (iii) in connection with the performance of its obligation hereunder, including, but not limited to, the delivery and recordation of instruments, notices, or other documents required hereunder.


                           [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.




                                       "SELLER"

                                       AOKI CONSTRUCTION (CA) CO., LTD.,
                                       a California corporation



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------



                                       "BUYER"

                                       IRVINE APARTMENT COMMUNITIES, L.P.,
                                       a Delaware limited partnership

                                       By: IRVINE APARTMENT COMMUNITIES, INC.,
                                           a Maryland corporation,
                                           General Partner



                                           By:
                                              -----------------------------
                                              William W. Thompson,
                                              Senior Vice President



                                           By:
                                              -----------------------------
                                              James E. Mead,
                                              Senior Vice President &
                                              Chief Financial Officer

                                LIST OF EXHIBITS


                 Exhibit A             Legal Description

                 Exhibit B             Personal Property Inventory

                 Exhibit C             Form of Rent Schedule

                 Exhibit D             Printed Escrow Instructions

                 Exhibit E             Grant Deed

                 Exhibit F             Bill of Sale

                 Exhibit G             Assignment and Assumption of Leases

                 Exhibit H             Assignment and Assumption of Contracts

                 Exhibit I             Seller's Non-Foreign Affidavit

                                   EXHIBIT A

                               LEGAL DESCRIPTION


         LOTS 1 THROUGH 27, INCLUSIVE, OF THE VILLAS OF RENAISSANCE, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13051, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON SEPTEMBER 2, 1993.

                                   EXHIBIT B

                          PERSONAL PROPERTY INVENTORY

           [To be attached by Seller prior to the Opening of Escrow]

                                   EXHIBIT C

                             FORM OF RENT SCHEDULE

           [To be attached by Seller prior to the Opening of Escrow]

                                   EXHIBIT D

                          PRINTED ESCROW INSTRUCTIONS

                                   [attached]

                                   EXHIBIT E

                               FORM OF GRANT DEED


WHEN RECORDED MAIL TO:
O'Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, California 92660
Attention: Patricia Frobes, Esq.

MAIL TAX STATEMENTS TO:
Irvine Apartment Communities, L.P.
550 Newport Center Drive, Third Floor
Newport Beach, California 92660
Attention: Controller

-----------------------------------------------------------------------------
                     (Space above for Recorder's Use Only)


DOCUMENTARY TRANSFER TAX TO BE PAID BY SEPARATE DECLARATION.


                                   GRANT DEED

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, Aoki Construction (CA) Co., Ltd., a California corporation, hereby grants to Irvine Apartment Communities, L.P., a Delaware limited partnership, all of that certain real property more particularly described in
Schedule 1 attached hereto and incorporated herein by this reference, subject to (a) all non-delinquent real property taxes, (b) all non-delinquent special assessments, if any, and (c) all other liens, leases, easements, encumbrances, covenants, conditions, restrictions and other matters of record.

DATED: ___________, 1997



                                       AOKI CONSTRUCTION (CA) CO., LTD.,
                                       a California corporation



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------



                                       By:
                                          -----------------------------

                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------

                                ACKNOWLEDGEMENT

STATE OF CALIFORNIA               )
                                  )        ss.
COUNTY OF _________________       )



         On ____________________, 1997, before me, personally appeared ________________________ and _________________________ personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signatures(s) on the instrument the persons(s), or the entity upon behalf of which the person(s) acted, executed the instrument.


                                        Witness my hand and official seal.



                                         _________________________________
                                         Signature of Notary

                                   SCHEDULE 1

                          GRANT DEED LEGAL DESCRIPTION


         LOTS 1 THROUGH 27, INCLUSIVE, OF THE VILLAS OF RENAISSANCE, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13051, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON SEPTEMBER 2, 1993.

                                   EXHIBIT F

                                  BILL OF SALE


         THIS BILL OF SALE is dated as of ______________________, 1997, by Aoki Construction (CA) Co., Ltd., a California corporation ("TRANSFEROR"), in favor of Irvine Apartment Communities, L.P., a Delaware limited partnership ("TRANSFEREE").

         FOR VALUE RECEIVED, receipt of which is hereby acknowledged, Transferor does hereby grant, bargain, sell, convey, assign, transfer and set over unto Transferee, absolutely and not as security, all of Transferor's interest in and to the following property and equipment located at the property known as Villas of Renaissance, California, as more particularly described in
Schedule 1 attached hereto.

         IN WITNESS WHEREOF, Transferor has executed this Bill of Sale as of the day and year first above written.


TRANSFEROR:                       AOKI CONSTRUCTION (CA) CO., LTD.,
                                  a California corporation




                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------

                                   SCHEDULE 1

                         BILL OF SALE LEGAL DESCRIPTION


         LOTS 1 THROUGH 27, INCLUSIVE, OF THE VILLAS OF RENAISSANCE, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13051, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON SEPTEMBER 2, 1993.

                                   EXHIBIT G

                      ASSIGNMENT AND ASSUMPTION OF LEASES


THIS ASSIGNMENT AND ASSUMPTION OF LEASES ("Assignment") is made as of the ____ day of _______________, 1997 by AOKI CONSTRUCTION (CA) CO., LTD., a California corporation ("Assignor"), whose address is 5280 Fiore Terrace, San Diego, California 92122, to IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership ("Assignee"), whose address is 3rd Floor, 550 Newport Center Drive, Newport Beach, California 92660.

                                    RECITALS

A. Assignor as "Seller" and Assignee as "Purchaser" have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions (the "Purchase Agreement") dated April ___, 1997, pursuant to the terms of which Assignor has agreed to sell to Assignee and Assignee has agreed to purchase from Assignor certain property, including the apartment project known as The Villas of Renaissance, located at _________________________________________, as more particularly described in the Purchase Agreement (the "Property"). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement.

B. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept such assignment from Assignor, all the right, title and interest of Assignor in and to any and all Leases in connection with the Property (the "Leases"), all as more completely described on Schedule 1 attached hereto and by this reference incorporated herein.

                                   AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. ASSIGNMENT. Effective as of the date hereof (the "Effective Date"), Assignor hereby grants, assigns, transfers and conveys to Assignee, and Assignee hereby accepts from Assignor such grant, assignment, transfer and conveyance, all right, title and interest of Assignor in and to the Leases. Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions and obligations of Assignor under the Leases which arise on or after the Effective Date (the "Post Effective Date Obligations").

2. ASSIGNEE INDEMNITY. Without in any way limiting any indemnity contained in the Purchase Agreement, Assignee hereby agrees to protect, defend, indemnify and save and hold harmless Assignor from and against the Post Effective Date Obligations and any and all liability, loss, costs, damage or expense (including attorneys' fees, charges and expenses) which Assignor may incur under the Leases, and from any and all claims and demands whatsoever which may be asserted against Assignor by reason of any alleged obligation or undertaking on Assignor's part to perform or discharge any of the terms, covenants or agreements contained in any of the Leases, which claims or demands arise from events occurring on or after the Effective Date.

3. ASSIGNOR INDEMNITY. Without in any way limiting any indemnity contained in the Purchase Agreement, Assignor hereby agrees to protect, defend, indemnify and save and hold harmless Assignee from and against any and all liability, loss, cost, damage or expense (including attorneys' fees, charges and expenses) which Assignee may incur under the Leases, by reason of any failure of Assignor to perform or discharge any of the terms, covenants or agreements contained in the Leases which arose prior to the Effective Date.

4. FURTHER ASSURANCES. Each party agrees to execute such other and further instructions as may be necessary or proper in order to consummate the transaction contemplated by this Assignment.

5. SUCCESSORS AND ASSIGNS. This Assignment shall be binding upon and inure to the benefit of the respective successors and assigns of Assignor and Assignee.

6. ATTORNEYS' FEES AND COSTS. If either party to this Assignment brings any action or suit against the other party to this Assignment by reason of any breach of any covenant, condition, agreement or provision on the part of the other party set forth in this Assignment, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees, in addition to any other relief to which it may be entitled. For purposes hereof, the term "attorneys' fees" shall have the meaning set forth in the Purchase Agreement.

7. GOVERNING LAW. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

8. CONFLICT WITH PURCHASE AGREEMENT. This Assignment is intended to implement the terms and conditions of the Purchase Agreement. If any of the provisions hereof are in direct conflict with the provisions of the Purchase Agreement, the Purchase Agreement shall control.

9. COUNTERPARTS. This Assignment may be executed in several counterparts and all such executed counterparts shall constitute one Assignment, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.




                                       ASSIGNOR


                                       AOKI CONSTRUCTION (CA) CO., LTD.,
                                       a California corporation



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------




                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------


                                       ASSIGNEE

                                       IRVINE APARTMENT COMMUNITIES, L.P.
                                       a Delaware limited partnership

                                       By: IRVINE APARTMENT COMMUNITIES, INC.,
                                           a Maryland corporation,
                                           General Partner


                                           By:
                                              -----------------------------
                                              William W. Thompson,
                                              Senior Vice President

                                           By:
                                              -----------------------------
                                              James E. Mead,
                                              Senior Vice President and
                                              Chief Financial Officer

                                   SCHEDULE 1

                             DESCRIPTION OF LEASES

                                   [attached]

                                   EXHIBIT H

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS


THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS ("Assignment") is made as of the ____ day of _______________, 1997 by AOKI CONSTRUCTION (CA) CO., LTD., a California corporation ("Assignor"), whose address is 5280 Fiore Terrace, San Diego, California 92122, to IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership ("Assignee"), whose address is 3rd Floor, 550 Newport Center Drive, Newport Beach, California 92660.

                                    RECITALS

A. Assignor as "Seller" and Assignee as "Purchaser" have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions (the "Purchase Agreement") dated April ___, 1997, pursuant to the terms of which Assignor has agreed to sell to Assignee and Assignee has agreed to purchase from Assignor certain property, including an apartment project known as The Villas of Renaissance, located at ______________________________________, as more particularly described in the Purchase Agreement (the "Property"). All capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement.

B. Pursuant to the terms of the Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept such assignment from Assignor, all the right, title and interest of Assignor in and to any and all Contracts, Warranties, Permits, Plans and Reports, all utility deposits held by any utility or other service provider with respect to the Property, and all Claims (collectively, the "Assignment Contracts"). A partial list of the Assignment Contracts is attached to this Agreement as Schedule 1.

                                   AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. ASSIGNMENT. Effective as of the date hereof (the "Effective Date"), Assignor hereby grants, assigns, transfers and conveys to Assignee, and Assignee hereby accepts from Assignor such grant, assignment, transfer and conveyance, all right, title and interest of Assignor in and to the Assignment Contracts. Assignee hereby assumes and agrees to perform and to be bound by all of the terms, covenants, conditions, and obligations of

         Assignor under the Assignment Contracts which arise on or after the Effective Date (the "Post Effective Date Obligations").

2. ASSIGNEE INDEMNITY. Without in any way limiting any indemnity contained in the Purchase Agreement, Assignee hereby agrees to protect, defend, indemnify and save and hold harmless Assignor from and against the Post Effective Date Obligations and any and all liability, loss, costs, damage or expense (including attorneys' fees, charges and expenses) which Assignor may incur under the Assignment Contracts, and from any and all claims and demands whatsoever which may be asserted against Assignor by reason of any alleged obligation or undertaking on Assignor's part to perform or discharge any of the terms, covenants or agreements contained in any of the Assignment Contracts, which claims or demands arise from events occurring on or after the Effective Date.

3. ASSIGNOR INDEMNITY. Without in any way limiting any indemnity contained in the Purchase Agreement, Assignor hereby agrees to protect, defend, indemnify and save and hold harmless Assignee from and against any and all liability, loss, cost, damage or expense (including attorneys' fees, charges and expenses) which Assignee may incur under the Assignment Contracts, by reason of any failure of Assignor to perform or discharge any of the terms, covenants or agreements contained in the Assignment Contracts which arose prior to the Effective Date.

4. FURTHER ASSURANCES. Each party agrees to execute such other and further instructions as may be necessary or proper in order to consummate the transaction contemplated by this Assignment.

5. SUCCESSORS AND ASSIGNS. This Assignment shall be binding upon and inure to the benefit of the respective successors and assigns of Assignor and Assignee.

6. ATTORNEYS' FEES AND COSTS. If either party to this Assignment brings any action or suit against the other party to this Assignment by reason of any breach of any covenant, condition, agreement or provision on the part of the other party set forth in this Assignment, the prevailing party shall be entitled to recover from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees, charges and expenses, in addition to any other relief to which it may be entitled. For purposes hereof, the term "attorneys' fees" shall have the meaning set forth in the Purchase Agreement.

7. GOVERNING LAW. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

8. CONFLICT WITH PURCHASE AGREEMENT. This Assignment is intended to implement the terms and conditions of the Purchase Agreement. If any of the provisions hereof are in direct conflict with the provisions of the Purchase Agreement, the Purchase Agreement shall control.

9. COUNTERPARTS. This Assignment may be executed in several counterparts and all such executed counterparts shall constitute one Assignment, binding on all of the parties hereto, notwithstanding that all of the parties hereto are not signatories to the original or to the same counterpart.

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.



                                       ASSIGNOR

                                       AOKI CONSTRUCTION (CA) CO., LTD.,
                                       a California corporation



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------




                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------


                                       ASSIGNEE

                                       IRVINE APARTMENT COMMUNITIES, L.P.
                                       a Delaware limited partnership

                                       By: IRVINE APARTMENT COMMUNITIES, INC.,
                                           a Maryland corporation,
                                           General Partner

                                       By:
                                          -----------------------------
                                          William W. Thompson,
                                          Senior Vice President



                                       By:
                                          -----------------------------
                                          James E. Mead,
                                          Senior Vice President and
                                          Chief Financial Officer

                                   SCHEDULE 1

                              ASSIGNMENT CONTRACTS

                                   [attached]

                                   EXHIBIT I

                         SELLER'S NON-FOREIGN AFFIDAVIT


         Under Section 1445 of the Internal Revenue Code of 1986, as amended (the "US CODE"), and Sections 18805 and 26131 of the California Revenue and Taxation Code, a transferee of a California real property interest must withhold tax if the transferor is a foreign person or a non-resident of California. To inform IRVINE APARTMENT COMMUNITIES, L.P., a Delaware limited partnership (the "TRANSFEREE"), that withholding of tax will not be required upon the transfer to Transferee by AOKI CONSTRUCTION (CA) CO., LTD., a California corporation (the "TRANSFEROR") of that certain real property located in the State of California and more particularly described in Schedule 1 attached hereto (the "PROPERTY"), the undersigned hereby certifies the following on behalf of Transferor:

         1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the US Code and the Income Tax Regulations promulgated thereunder;

         2. Transferor's U.S. employer identification number is _________________; and

         3. Transferor has a permanent place of business in California. The office address of Transferor's permanent place of business in California is
______________________________________.

         Transferor understands that this Certification may be disclosed to the Internal Revenue Service and/or the California Franchise Tax Board and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Transferor understands that Transferee is relying on this Certificate in determining whether withholding is or will be required in connection with the transfer of the Property by Transferor to Transferee, and that Transferee may face liabilities if any statement contained in this certificate is false.

         Transferor hereby indemnifies Transferee, and agrees to hold Transferee harmless, from any liability or cost which such Transferee may incur as a result of: (i) the Transferor's failure to pay any U.S. Federal Income tax which Transferor is required to pay under applicable federal law; (ii) the Transferor's failure to pay California State Income Tax which Transferor is required to pay under applicable California law, or (iii) any false or misleading statement contained herein.

         Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge declare that I have authority to sign this document on behalf of Transferor.

Dated:  _________________, 1997


TRANSFEROR:                            AOKI CONSTRUCTION (CA) CO., LTD.,
                                       a California corporation



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------



                                       By:
                                          -----------------------------
                                       Name:
                                            ---------------------------
                                       Title:
                                             --------------------------

                                   SCHEDULE 1

                               LEGAL DESCRIPTION


         LOTS 1 THROUGH 27, INCLUSIVE, OF THE VILLAS OF RENAISSANCE, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 13051, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON SEPTEMBER 2, 1993.